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                                  EXHIBIT 99.1

                      (PRESS RELEASE DATED AUGUST 14, 2002)

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FOR MORE INFORMATION:

Angeline Cook
Director of Investor Relations
Med Diversified, Inc.
(978) 323-2543
acook@meddiv.com

           Med Diversified Refinances $70 Million Debentures with PIBL

         HEALTH CARE PROVIDER AND FINANCIER AGREE TO TWO-YEAR EXTENSION

ANDOVER, MASS. -- AUGUST 15, 2002 -- Med Diversified, Inc. (PINK
SHEETS:MDDV.PK), a leading provider of home and alternate site health care services, today announced it has reached an agreement to refinance its $70 million debentures held by Private Investment Bank Limited ("PIBL").

The agreement allows Med Diversified ("the Company") to enter into five new amended debentures that total $57.5 million. The new debentures shall mature June 28, 2004. The original debentures, which totaled $70 million and were due on June 28, 2002, have been cancelled. The reduced total of the new debentures reflects the $12.5 million of principal already paid. Additionally, $2.45 million in interest payable through June 28, 2002, has been paid. The new agreement is subject to standard terms and conditions including a schedule of payment obligations, and security interests in assets of the Company.

As part of the agreement and subject to certain terms and conditions, the Company, PIBL and certain related parties will agree neither to file nor to pursue any claim they may have against each other or against any of their respective officers, directors, shareholders, attorneys, agents or representatives. Furthermore, the parties agree to dismiss without prejudice any lawsuits.

"We are extremely pleased to have come to terms with PIBL on this financing arrangement," said Frank P. Magliochetti, Jr., chairman and chief executive officer of Med Diversified. "This agreement increases the Company's financial flexibility and allows us to refocus our energies on continuing to grow and expand the business.

"In a separate matter, Med Diversified announced it has reached a settlement with Network Pharmaceuticals, Inc. ("Network"), PrimeRx.com and its principal shareholders. In 2001, Network filed a claim for arbitration seeking compensation for damages allegedly caused by the Company and its strategic partner National Century Financial Enterprises ("NCFE"). The Company counterclaimed against Network. Under the terms of the settlement agreement with Network, and subject to certain terms and obligations, the Company, NCFE, Network and other cross-defendants release one another from all claims related to this litigation

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ABOUT MED DIVERSIFIED
Med Diversified operates companies in various segments within health care industry, including pharmacy, home infusion, multi-media, management, clinical respiratory services, home medical equipment, home health services and other functions. For more information, see http://www.meddiversified.com.

Statements in this news release that relate to management's expectations, intentions or beliefs concerning future plans, expectations, events and performance are "forward looking" within the meaning of the federal securities laws. These forward-looking statements include assumptions, beliefs and opinions relating to the Company's business strategy, management's ability to satisfy industry and consumer needs with its products and services and, health-care industry trends. Management's forward-looking statements further assume that the Company will be able to successfully develop and execute on its strategic relationships. Many known and unknown risks, uncertainties and other factors, including general economic conditions and risk factors detailed from time to time in news releases and the Company's filings with the Securities and Exchange Commission, may cause these forward-looking statements to be incorrect in whole or in part. The investor should review such public filings to get a comprehensive picture and analysis of all conditions and circumstances. The Company expressly disclaims any intent or obligation to update any forward-looking statements. Actual results or events could differ materially from those anticipated in the forward-looking statements due to a variety of factors set out above, including, without limitation, integration of business and management associated with the Company's business relationships and acquisitions, acceptance by customers of the Company's products and services, competition in the health-care market, government regulation of health care, the Company's limited operating history, general economic conditions, availability of capital and other factors.

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